EXHIBIT 9     Legal Opinion and Consent

                                             OM Financial Life Insurance Company
                                                               1001 Fleet Street
                                                       Baltimore, Maryland 21202

May 1, 2008



OM Financial Life Insurance Company
1001 Fleet Street, 6th Floor
Baltimore, Maryland 21202

To The Board Of Directors:

With reference to the Post-effective Amendment #6 to the Registration Statement on Form N-4, filed by OM Financial Life Insurance Company and Old Mutual Financial Network Separate Account VA with the Securities and Exchange Commission on or about April 29, 2008 and covering Beacon Navigator flexible premium annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

        1. OM Financial Life Insurance Company is duly organized and validly existing under the laws of the State of Maryland and has been duly authorized by the Insurance Department of the State of Maryland to issue variable annuity contracts.

        2. Old Mutual Financial Network Separate Account VA is a duly authorized and existing separate account of OM Financial Life Insurance Company established pursuant to the laws of the State of Maryland.

        3. The Beacon Navigator flexible premium variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of OM Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Initial Registration Statement on Form N-4.


Sincerely,


/s/ Eric L. Marhoun

Eric L. Marhoun
Senior Vice President, General Counsel, Secretary